Pricing Term Sheet

Term sheet	Registration Statement No. 333-158939

To prospectus dated May 1, 2009 preliminary prospectus supplement dated May 5, 2009	Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus Dated May 5, 2009

Hospira, Inc.

$250,000,000 6.400% Notes due 2015

Issuer:	Hospira, Inc.

Principal Amount:	$250,000,000

Maturity Date:	May 15, 2015

Trade Date:	May 5, 2009

Original Issue Date (Settlement):	May 8, 2009

Interest Accrual Date:	May 8, 2009

Issue Price (Price to Public):	99.796%

Interest Rate:	6.400%

Interest Payment Period:	Semi-Annually

Interest Payment Dates:	May 15 and November 15

Day Count Convention:	30/360

Optional Make-Whole Redemption:

As a whole or in part, at Hospira’s option, at any time or from time to time, on not less than 30 nor more than 60 days’ notice, at a price equal to the greater of (1) 100% of the principal and (2) the sum of the present values of the remaining scheduled payments on such notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable Treasury Rate, plus 50 basis points.

Change of Control:

If a Change of Control Triggering Event occurs, Hospira will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Specified Currency:	U.S. Dollars (“$”)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Business Day:	New York

CUSIP:	441060 AK6

ISIN:	US441060AK66

Joint Book-Running Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated

Co-Managers:	Citigroup Global Markets Inc. RBS Securities Inc. Wachovia Capital Markets, LLC

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

Prospectus Supplement Dated May 5, 2009

Prospectus Dated May 1, 2009